Exhibit 99.a(7)

SUPPLEMENT DATED NOVEMBER 17, 2008 TO THE COMPANY
NOTICE AND OFFER TO PURCHASE DATED OCTOBER 30, 2008

Cimarex Energy Co.

Supplement to Company Notice and Offer To Purchase

Any and All of the Outstanding
Floating Rate Convertible Senior Notes Due 2023

CUSIP No. 55972FAE4

originally issued by

Magnum Hunter Resources, Inc.

THE EXPIRATION TIME OF THE OFFER HAS NOT CHANGED.  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2008, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).  NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

Cimarex Energy Co., a Delaware corporation (the “Company”), hereby supplements with this Supplement (this “Supplement”) its offer to purchase for cash any and all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the “Notes”) originally issued by Magnum Hunter Resources, Inc., a Nevada corporation, from each holder thereof (each, a “Holder,” and collectively, the “Holders”), upon the terms and subject to the conditions set forth in the Company Notice and Offer to Purchase, dated October 30, 2008 (the “Original Offer to Purchase”), as supplemented by the Supplement to Company Notice and Offer to Purchase dated November 7, 2008 (“Supplement No. 1”), and in the Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).  The Original Offer to Purchase, together with Supplement No. 1, this Supplement and the Letter of Transmittal, collectively constitute the “Offer.”

Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Original Offer to Purchase and Supplement No. 1, including information incorporated by reference therein, remain applicable in all respects to the Offer, and this Supplement should be read in conjunction therewith.  Capitalized terms used herein but not defined herein have the meanings assigned to them in the Original Offer to Purchase.

Incorporation of Certain Documents by Reference

This section is hereby amended to add the following bullet points to the list of documents to be incorporated by reference:

•                  Current Report on Form 8-K, filed on November 5, 2008.

•                  Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed with the SEC on November 17, 2008 and all exhibits thereto.

Change in Conversion Price and Conversion Rate

Effective immediately after November 14, 2008, the Conversion Price has been adjusted in accordance with Section 10.05(e) of the Indenture from $28.65 per share of Common Stock of the Company to $28.59 per share of Common Stock of the Company.  Accordingly, the Conversion Rate was adjusted from 34.9040 to 34.9773. The Original Offer to Purchase is hereby amended and supplemented as follows:

1.   All references to a Conversion Price of $28.65 per share of Common Stock of the Company should be changed to a Conversion Price of $28.59 per share of Common Stock of the Company.  All references to a Conversion Rate of 34.9040 should be changed to a Conversion Rate of 34.9773.

2.   The third paragraph in the section titled “What is the Market Value of the Notes” is hereby replaced with the following paragraph:

For example, if the conversion rate is 34.9773 and the ten-day average stock price is $35.00, a Holder that tenders $1,000 of Notes for conversion would receive a conversion value of $1,224.2055 (34.9773 multiplied by $35.00).  Pursuant to the Indenture, the Holder would be paid $1,000 in cash, and would be entitled to 6.4059 shares of our common stock ($224.2055 divided by $35.00).  We would issue the Holder six shares of our common stock, and make a cash payment to the Holder of $14.21 (0.4059 multiplied by $35.00) instead of issuing 0.4059 shares of our common stock to the Holder.

3.   The table contained after the second paragraph in the section titled “Certain Significant Considerations—Adjustment of Conversion Rate and Conversion Price” is hereby replaced with the following table:

	Conversion Value
Ten Day Average Closing Stock Price	Cash Payment	Shares of Cimarex Common Stock*
$30.00	$1,000.00	1.64
$35.00	$1,000.00	6.41
$40.00	$1,000.00	9.98
$45.00	$1,000.00	12.76

References in Original Offer to Purchase

All references in the Original Offer to Purchase to the sections of the Original Offer to Purchase that have been supplemented by this Supplement shall be deemed to be references to such sections as amended by this Supplement.

Amendment to Schedule TO

On the date of this Supplement, we intend to file with the Securities and Exchange Commission Amendment No. 2 to the Schedule TO that we filed in connection with the commencement of the Offer.

Amendment No. 2 to the Schedule TO incorporates by reference the terms of this Supplement.  A copy of the Schedule TO, Amendment No. 1 and Amendment No. 2 are available without charge to any person to whom this Supplement has been delivered upon written or oral request to us, Attn: Corporate Secretary, 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995.   It may also be obtained at the SEC’s internet site at http://www.sec.gov, or read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

THE ORIGINAL OFFER TO PURCHASE, SUPPLEMENT NO. 1, THIS SUPPLEMENT, THE DOCUMENTS AND REPORTS INCORPORATED BY REFERENCE THEREIN, AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Cimarex Energy Co.	November 17, 2008